Exhibit 23.2

Acknowledgement of Independent Registered Public Accounting Firm

We agree to the inclusion in this Preliminary Proxy Statement dated April 28, 2006, and filed pursuant to Section 14(A) of the Securities Exchange Act of 1934 of our report dated March 17, 2006, with respect to the consolidated financial statements of Chaparral Resources, Inc.

We also agree to the incorporation by reference therein of our report dated March 17, 2006 with respect to the consolidated financial statements of Chaparral Resources, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/  Ernst & Young Kazakhstan LLP
Ernst & Young Kazakhstan LLP

April 26, 2006
Almaty, Kazakhstan